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Transcript of the April 5, 2017 Quaker Chemical Corporation conference call with investors:

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C O R P O R A T E P A R T I C I P A N T S

Mary Dean Hall Quaker Chemical Corporation - CFO, VP and Treasurer

Michael F. Barry Quaker Chemical Corporation - Chairman of the Board, CEO and President

C O N F E R E N C E C A L L P A R T I C I P A N T S

Edward Marshall Sidoti & Company, LLC - Research Analyst

Garo Norian Palisade Capital Management LLC - SVP of Research

Jacob P. Schowalter Seaport Global Securities LLC, Research Division - Associate Analyst

Jonathan E. Tanwanteng CJS Securities, Inc. - Research Analyst

Laurence Alexander Jefferies LLC, Research Division - VP and Equity Research Analyst

Liam D. Burke Wunderlich Securities Inc., Research Division - SVP

P R E S E N T A T I O N

Operator

Greetings, and welcome to the Quaker Chemical Corporation News Update. (Operator Instructions) As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Mr. Michael Barry, Chairman, CEO and President of Quaker Chemical. Thank you. You may begin.

Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

Thank you, Melissa. Good morning, everyone. Joining me today are Mary Hall, our CFO; and Robert Traub, our General Counsel. We also have slides for the conference call. You can find them in the Investor Relations section of our website at www.quakerchem.com.

Before we begin, I'd like to remind you that the comments made during this call will include forward-looking statements. These statements are based on current expectations, estimates, projections and assumptions that are subject to risks and uncertainties, which may cause actual results to differ materially. For discussion of these risks, please review the risk and uncertainty statement provided here and the Risk Factors included in our 2016 Form 10-K filed with the SEC. These are also available on our website.

2

Okay. This is an exciting day for Quaker Chemical, as we announce our intention to combine with Houghton International. We believe this is a significant shareholder value-creating event, consistent with what we have been communicating over the past several years as part of our M&A strategy. I'd now like to spend a few minutes reviewing the transaction and why we believe this is a good strategic fit for both companies, and also a compelling combination for our shareholders and our customers.

On Slide 2, we provide a high-level overview of the transaction. In the combination, Houghton shareholders will receive 24.5% of the company or approximately 4.3 million shares of Quaker plus $172.5 million in cash. Quaker will also assume Houghton's balance sheet, which includes approximately $690 million of net debt. This values Houghton at approximately $1.42 billion and represents a transaction multiple of 11.8x adjusted EBITDA pre-synergies or 8.6x of adjusted EBITDA post-synergies. After closing, I will lead the combined companies as Chairman and CEO. We will increase our board size from 9 to 12 directors as the predominant Houghton shareholder, the Hinduja Group will nominate 3 new directors. At the closing of the transaction, Quaker's existing shareholders will have 75.5% of the company and Houghton shareholders will have approximately 24.5%. In order to finance the transaction, we have secured $1.15 billion in financing from Bank of America, Merrill Lynch and Deutsche Bank. At the close, we estimate that our leverage ratio of net debt to adjusted EBITDA will be approximately 3.7x pre-synergies and approximately 3.1x post-synergies. Our financing structure has attractive pricing and terms with a cost of debt of approximately 3% at today's rates. We expect to close the transaction in the fourth quarter of 2017 or first quarter of 2018. In order to close, we will need approval from Quaker shareholders as well as receive regulatory approvals in the U.S., Europe and certain countries in Asia Pacific.

3

So let me now move on and tell you more about Houghton International on Slide 3. As you can see, Houghton and Quaker are similar companies in many ways, whether one considers sales, profitability, global footprint, industry served or number of associates. We are both headquartered in the Philadelphia area. Houghton is over 150 years old compared to Quaker's 99 years. Therefore, this combination has a very long history in serving our respective markets. As we will discuss later on, Houghton and Quaker have different strengths in various geographic markets and end markets. Both companies also have different product lines in their portfolios, which will make for some very good cross-selling opportunities.

I'd now like to discuss the strategic rationale for the acquisition, which is on Slide 4. Number one is people. As you probably heard me saying many times, a key differentiator in our business is our people. One of the primary reasons we are putting these two great companies together is the ability to bring two very strong and experienced workforces together to better serve our collective customers. Both companies share a consumer-centric business model and have very similar cultures and core values, and this is very important. Two, the combination approximately doubles the size of Quaker in terms of sales, and approximately 2.5x adjusted EBITDA post-synergies. This dramatic increase in size and scale will lead to greater and faster improvement in operating margins collectively as compared to what either company could do individually. Three, the transaction helps the combined company grow faster through having more people, more customers, and more product lines to sell. I'll talk more about these cross-selling opportunities later on. Four, besides the cross-selling synergies I just mentioned, we expect to achieve hard cost synergies of $45 million, which is approximately 40% of Houghton's EBITDA. We expect these cost synergies to be phased-in with the vast majority of the synergies achieved within the first 2 years. We do expect the transaction to be accretive in year 1. Five, we feel we have used a balanced approach to our capital structure, utilizing both debt and equity. We expect our net debt to adjusted EBITDA multiple at close to be in the 3s, which allows us to have attractive financing structure and a cost of debt of approximately 3% at today's rates. And Six, each company generates very strong cash flow. So the combination will allow us to pay down debt quickly, so we expect to be at approximately 2.5 net debt to adjusted EBITDA multiple within 2 years after closing. Overall, each of the strategic rationale items is consistent with our past messaging of our M&A growth objectives to our shareholders. While these are my main messages, I want to highlight a few other items about the combined company.

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Slide 6 talks more about our people, which again is critical to the deal for me. To be able to combine our two organizations, each with very experienced, customer-centric associates is very exciting and will strengthen the value that we can provide our customers.

On Slide 7, we showed a diversity of both Quaker and Houghton from a product and geographic portfolio perspective. And when combining the two, it shows how the combination is even more diversified, especially, when you drill down to the individual product or country level, both companies have strengths in different areas, which when combined, both -- each company can benefit from. For example, Quaker is relatively smaller in Germany and Korea, but stronger in countries like Mexico and Brazil. So we can benefit from each other's strengths.

On Slide 8, we show the geographic footprint of both companies. Some benefits include having new manufacturing locations in strategic areas, where one company or the other is not present. For example, Quaker has manufacturing in Mexico and Houghton does not, or Houghton has a plant in Thailand and Quaker does not. There are also numerous places where we both have facilities, which will lead to manufacturing optimization opportunities.

Turning to Slide 9. On the left side of the page, you'll see there are several product areas that are common between the two companies. However, on the right side of the page, there are numerous product areas, where they were complementary and represent cross-selling opportunities. When you combine the two companies, there are approximately 15,000 customers between us. However, approximately 14,000 of these customers are unique to one company or the other. So these complementary product lines and different customer bases should lead to very good cross-selling opportunities between the two companies. While the expected cross-selling opportunities are good, I now want to discuss our cost synergy opportunities between the companies, which is on Slide 10. We spent a great deal of time in due diligence studying this aspect since it's important value driver of the combination. We believe there are $45 million of readily achievable cross-synergies from the combination. On the left side of the page, you can see the timing we project in achieving these synergies. Exiting second year after closing, we expect to achieve the full cross-synergies on a run-rate basis with year 3 showing the complete $45 million benefit. The source of the synergies is on the right-hand side. As you can see, it is from a diverse set of areas, many of which revolved around the optimization of the supply chain between both companies, including raw material cost savings, which should enhance our gross margins. Other savings are on the SG&A area, including headcount savings, nonlabor-related SG&A and optimizing the systems and IT platforms of the two companies.

Now I'd like to turn it over to Mary Hall, so that she could discuss the financial aspects of the combination.

5

Mary Dean Hall - Quaker Chemical Corporation - CFO, VP and Treasurer

Thanks, Mike, and good morning, everyone. On Page 11, you see a snapshot of how our increased size and scale and the hard dollar cost synergies translate to improved financial performance. At the bottom, you can see some before and after comparisons. As Mike mentioned, the combined company will have twice the sales of Quaker and about 2.5x the adjusted EBITDA. We expect adjusted EBITDA margins to improve about 4 percentage points as we achieve the identified cost synergies and drive operating margin improvements with significant combined free cash flow. This strong financial profile allowed us to put together an attractive financing package, which is summarized on the next page, Page 12. Bank of America and Deutsche Bank provided us commitments of $1.15 billion at signing. In the next 30 to 60 days, we plan to put together a syndicated senior secured bank agreement with two facilities, $400 million revolving credit facility and $750 million term loan A facility, with two tranches of USD 575 million tranche and EUR 175 million tranche. The total $750 million term loan will be drawn at closing along with about $200 million of the revolver to finance the cash portion of the purchase price, refinance Houghton's debt and refinance most of Quaker's debt as well as some fees and expenses. Approximately $200 million of the revolver will be undrawn at closing and available for future liquidity needs. This structure will allow us the flexibility to match our strong cash flow with debt reduction at attractive terms and low cost, about 3% at today's rate.

Turning to Page 13. As most of you know, using the balance sheet for a strategic M&A opportunity has been an objective for Quaker, and this combination fits the bill. We also have been transparent about being disciplined with transaction-related leverage and our commitment to reducing elevated leverage to our target 2 to 2.5x net debt to adjusted EBITDA quickly. We are committed to this goal, and as you can see, we will have the financing structure and the strong cash flow to achieve it. Our other capital allocation priorities will be normal, moderate CapEx, as the combined company will also have an asset-like profile and paying dividends. We anticipate that we will resume our M&A activities once leverage improves significantly.

And now, I'll turn it back to you, Mike.

6

Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

Thanks, Mary. I'd now like to discuss some of the next steps and expectations for closing, as you can see on Slide 14. As a first step, we will be submitting notifications of the combination to regulators in the U.S., Europe and a few other countries. Those filings are likely to lead to an extended review by some of those regulators. Many aspects of the Houghton's portfolio of product and services are complementary to ours, particularly in what we refer to as the Metalworking space. Metalworking will remain highly fragmented even after this acquisition. That said, we recognize that there are potential overlaps involving products in the primary metal space. For example, we supply aluminum and steel customers with forming fluids. The degree of these product varies from region to region as does the competitive landscape in each region, so we're not in a position to speculate on the potential results of the regulatory reviews. We look forward to engaging with the regulators as they conduct the reviews and we will cooperate with them throughout the review process. This includes, if necessary, discussion with them about remedies with a limited product offerings that may be a source of concern. All in all, the extent of complementary between our product offerings far exceeds any overlaps between Quaker and Houghton that may arise -- may raise potential concerns. We have spent a great deal of time evaluating the combination of the companies from a regulatory point of view and we do expect the combination will be eventually approved. We anticipate the regulatory review and approval for this combination will be completed sometime in the fourth quarter of 2017 or the first quarter of 2018. During this period, we'll also be going to our shareholders for approval of the issuance of the stock portion of the consideration, which we expect to occur this summer. The expended regulatory review period will also provide us with significant planning to finalize our integration planning for putting together our newly combined organization. Again, we would expect to close the transaction in the fourth quarter of this year or the first quarter of next year.

So in closing, we are very excited about bringing together these two great companies. This combination is a strong strategic fit, and one that we believe, will create significant value for our shareholders and our customers.

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At this stage, we would like to address any questions from any of the participants on this conference call.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) Our first question comes from the line of Edward Marshall with Sidoti & Company.

Edward Marshall - Sidoti & Company, LLC - Research Analyst

So Houghton, I guess, has done several transactions over the last few years. I'm curious what you can talk about from the integration process that they've done so far, where are they, and do you see any complications from them?

Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

No, I think, one of -- actually, I think one of the benefits certainly Houghton brings is their experience with integration of acquisitions there. Of course, we've done numerous acquisitions. Both of that had been on the smaller side, but we've done 12 of those based on, I would say, larger ones over the past several years and they've done, from what we saw through our due to the diligence process, a very good job with the integration of those.

Edward Marshall - Sidoti & Company, LLC - Research Analyst

Got it. So the $120 million of EBITDA that you break out, I think that was $120, what -- what's the existing D&A of the business pre-consolidation?

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Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

I think the $11 million is the depreciation and $44 million is the amortization.

Edward Marshall - Sidoti & Company, LLC - Research Analyst

Okay. And then, do you anticipate bringing your customer intimacy model to Houghton?

Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

Yes. I think both companies actually have that. That's one of the reasons we feel it's a really good fit. We're both very customer-centric, service-oriented type of businesses. And so I think it's not something we have to necessarily bring as much as both companies have that in our blood.

Edward Marshall - Sidoti & Company, LLC - Research Analyst

Got it. And on the financing side, do you expect there'll be a call provision on the term loan?

Mary Dean Hall - Quaker Chemical Corporation - CFO, VP and Treasurer

No.

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Operator

Our next question comes from the line of Laurence Alexander with Jefferies.

Laurence Alexander - Jefferies LLC, Research Division - VP and Equity Research Analyst

I guess, a couple of basic ones. Can you -- what's your expectation for the pro forma tax rates and what kind of cash outlays will you need to do to realize the synergies?

Mary Dean Hall - Quaker Chemical Corporation - CFO, VP and Treasurer

Pro forma tax rate, we expect to be in that 29% area. And I'm sorry, what was the second part?

Laurence Alexander - Jefferies LLC, Research Division - VP and Equity Research Analyst

The cash outlay for the synergies?

Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

We would expect those to be, I would say somewhat over 1x the synergy level themselves. So we expect the synergy to be $45 million. We expect the onetime to be somewhat over that.

Laurence Alexander - Jefferies LLC, Research Division - VP and Equity Research Analyst

Okay. And just to clarify the D&A comment, that was before or after the mark-up for the merger?

10

Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

That's before.

Laurence Alexander - Jefferies LLC, Research Division - VP and Equity Research Analyst

So what do you think the D&A, your blended D&A for your 2 businesses will be post-merger?

Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

I don't think we have that readily here. We'll see if we pull that up sometime during the call here.

Laurence Alexander - Jefferies LLC, Research Division - VP and Equity Research Analyst

So I guess 2 cultural questions, then I'll hop back in the queue. One is can you talk a little bit about what you know of the churn in the Houghton sales force compared to what you have in your sales force? And secondly, are there any areas where would still be pursuing medium-size M&A or bolt-on M&A while this merger is being integrated?

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Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

Okay, sure. Okay. So on the first one, the -- from one of our experience or in due diligence and looking at things, I think the recent news has been relatively stable sales force on churn with Houghton. So that's not a major concern for us. On the M&A activity, our expectation is, we really won't do anything, I would say, in any meaningful way until we pay down the debt and get back more into our target range of 2 to 2.5 debt-to-EBITDA. It doesn't mean if a small little tiny deal came to fruition, we wouldn't pull the trigger on something like that. But anything kind of meaningful, we wouldn’t do.

Laurence Alexander - Jefferies LLC, Research Division - VP and Equity Research Analyst

Got it.

Mary Dean Hall - Quaker Chemical Corporation - CFO, VP and Treasurer

And Lawrence, I guess our estimate is around $78 million total versus the $55 million.

Operator

Our next question comes from the line of Liam Burke with Wunderlich Securities.

Liam D. Burke - Wunderlich Securities Inc., Research Division - SVP

Mike, you'd to have a lot of success differentiating your product with the sales and service organization. You said, that Houghton has a similar type of customer base philosophy. Does that change the trajectory of your market share gains that you've been enjoying over the last several years?

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Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

We don't believe so. We've been taking share in the industry. We think that will continue. And then when you put in on top of that the cross-selling synergy opportunities that we have between our two companies, we believe that's another avenue. And in addition to, of course, the new technologies that we have as well in our portfolio that we're still rolling out on a global basis. So we still expect to see above market growth here.

Liam D. Burke - Wunderlich Securities Inc., Research Division - SVP

And on the complementary products, I know you laid them out in one of the slides, but this is mostly in the metalworking space?

Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

Well, in the metalworking, I don't know, I don't know if I'd characterize the ones on the right-hand side of the page as necessarily metalworking. For example, they are in offshore, which is kind of a hydraulic fluid that gets used in the offshore rigs, and a specialty kind of product that we were not in, for example. So we're both in pretty heavily in metalworking and have a lot of different products. They have some more products than we do in that area and we have some products that they don't like die casting as well, so it's kind of the mixture of both.

Operator

Our next question comes from the line of Jon Tanwanteng with CJS Securities.

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Jonathan E. Tanwanteng - CJS Securities, Inc. - Research Analyst

Just touching on previous question, I mean, Quaker has outgrown the industry, presumably taking share from peers like Houghton. Can you share Houghton's trailing growth rate and how do you expect it to keep outgrowing the market on a go-forward basis?

Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

Sure. I mean, Houghton has been growing on a constant currency basis over the past several years. They've been negatively impacted by foreign exchange as we have. In fact, they've been probably for more than we have because their -- about 70% of their sales are outside the United States, but they have been growing, if you look -- kind of look at what their sales have been. So does that address your question?

Jonathan E. Tanwanteng - CJS Securities, Inc. - Research Analyst

Yes. And then have they been growing above the industry rate or at?

Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

It's hard to say specifically around that, because they're tied to different industry rates and they even had some -- for example, they have one product line like this offshore product line that's been negatively impacted recently due to the oil price. And so despite that, they still have been growing. So it's a lot easier to talk about ours, but industry by industry from theirs, my overall assessment is, I would say, they've been growing in kind of at or slightly above the market.

Jonathan E. Tanwanteng - CJS Securities, Inc. - Research Analyst

Okay, great. Someone touched on the high-touch portion of your strategy, but does Houghton currently operate under the same asset life strategy that you do, and if not, how long does it take to get there?

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Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

No. They're very identical, the same, no difference between the asset life model.

Jonathan E. Tanwanteng - CJS Securities, Inc. - Research Analyst

Okay. Great. And then, can you just touch on the reasons why Houghton chose to sell to you at this point in time and additionally discuss its leverage and how it got to 7x on a trailing basis?

Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

Sure. Houghton is a long-standing company, was a private company for many years. I think it was 2007, it might have been -- yes, we believe it’s 2007, they sold to a private equity firm AEA. At that time, they levered up with a similar type of debt levels. And then they -- the AEA after being in it for 5 years sold out to the Hinduja Group, who again has kind of held it as a private company. So since really -- since it became switched over in 2007, it’s kind of had a similar high-level of debt put on it. So that's kind of just the history of it and they've been able to -- it's one of the things we kind of point to in our industry that how a strong cash flow generating companies are that, that this company has had that similar type of debt level through a very -- made an acquisition right before the crisis and be a steward and still were able to maintain interest and so forth just because of a -- and didn't have any issues with their debt despite such a high debt level just because of the strong cash generation nature of the businesses.

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Operator

Our next question comes from the line of Michael Harrison with Seaport Global.

Jacob P. Schowalter - Seaport Global Securities LLC, Research Division - Associate Analyst

This is Jacob on for Mike. Would you guys mind quantifying may be the cross-selling synergies that you expect over the next several years?

Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

No. Yes, we haven't done that and we haven't done that on purpose. Their cross-selling synergies #1 are kind of tougher to identify and quantify it and try and not to identify, but we know where the areas we want to do it. But it’s tough to quantify and it’s also tough to quantify with specific timing as well. And over time I think people also feel these can be softer-type of synergies and maybe they don't take some account as much. Now we think they're very real, but we're not going to provide any guidance at this point on the level of the cross-selling synergies. But certainly, we do believe they're very real.

Jacob P. Schowalter - Seaport Global Securities LLC, Research Division - Associate Analyst

And then kind of playing devil's advocate on the primary metal side. If you do run into some antitrust concerns, are there any pieces of that business that you could divest? And also, is there anything in the merger agreement that would include a limit on divestitures that would cancel the deal essentially?

Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

Yes. I mean, we would -- as I said, we will work with the regulators if they do feel there is issues and there could be remedies, one remedy could be divestiture if -- and so that's something we will consider, that the agreement itself, it does state in it that there'll be maximum of $80 million of revenues associated with divestitures, at which point, if we went over that, we could get out of the deal.

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Operator

Our next question comes from the line of Garo Norian with Palisade Capital Management.

Garo Norian - Palisade Capital Management LLC - SVP of Research

I just wanted to make sure I remember our past conversations correctly. Your company has picked up over this past several years a bunch of different folks from Houghton, is that correct?

Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

Not so much from Houghton. We've -- even have our two Philadelphia-based companies, we actually have a very limited amount of people from Houghton. We've actually picked up more from people like Henkel and Castro and so forth other competitors.

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Garo Norian - Palisade Capital Management LLC - SVP of Research

Okay. And my understanding is historically to that when they went through the crisis they -- financial crisis and came out of it. They may have not been as dedicated, I guess, was my impression as you guys have been to the customer intimacy model, but, I guess, that may be a misunderstanding?

Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

We feel they're a very customer-intimate company. And they've -- I think, at that time in the crisis, they were, again, owned by private equity and certainly just made a major acquisition and were putting companies together and cutting things and so forth. But as we look at the company right now, we're very happy with the business they have, the sustainability of that business and the commitment to the customers.

Garo Norian - Palisade Capital Management LLC - SVP of Research

Got it. On the slide that shows you guys lined up, I think in Slide 11 next to them, their EBITDA margins are just slightly better than yours, is there any kind of simple understanding or explanation for why that would be?

Mary Dean Hall - Quaker Chemical Corporation - CFO, VP and Treasurer

Yes, the most simple, I think, explanation Garo is that they're a private company. So all of the cost associated with being a public company that we incur, they do not, and that really is a good chunk of it.

Garo Norian - Palisade Capital Management LLC - SVP of Research

Got it. And then on the cross-selling opportunities, I know with the acquisitions that you guys have made, you found that some of the cross-selling takes a little bit longer than you may initially have expected. What's the right mindset for us as investors to think about of when we should start to see the benefits of any kind of cross-selling, especially, if the deal may not close until the end of this year, anyhow?

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Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

Right. It's hard to say, right. As we said, we've -- as we've learned in our own cross-selling, it takes a while and these are long sales cycle type of businesses. The good thing is once you get in, you get in and you've kind of -- you retain that business and you keep it for a while. And so it probably will definitely will take time, but we think it’s definitely a long-term value that's going to be created in these areas.

Garo Norian - Palisade Capital Management LLC - SVP of Research

Got it. And then just last from me. Between now and the close, what kind of interaction can you guys have with them? How well will you be able to kind of hit the ground running with all the targeted synergies, et cetera after the close?

Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

Okay, sure. That's a good question. We expect -- certainly, the companies are going to operate as two separate companies in the meantime. But we do and we'll be working with them and planning the integration of this, so that when we go to day 1, we will be able to hit the ground running. And the bad news is -- good news and bad news is this long interim period to me is, is -- the good news part of it would be that it gives us a lot of time to do very good integration planning together so that we can hit the ground running.

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Operator

(Operator Instructions) Our next question is a follow-up from the line of Edward Marshall with Sidoti & Company.

Edward Marshall - Sidoti & Company, LLC - Research Analyst

You said constant currency growth over the last few years, does that suggest organic growth, can you clarify?

Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

Yes, that was a just organic growth.

Edward Marshall - Sidoti & Company, LLC - Research Analyst

Okay. And then innovation, as a privately run company, I assume their operations are -- and it looks like from the margin profile as well the margin -- that the operations are run smoothly, but when I think about the innovation, it’s important to your business. Where are they in the innovation front and what can you add there as you move forward?

Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

They have very good innovative products. And when we get into the metalworking space, they have certainly some really good core metalworking products that are very iconic in the industry.

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Edward Marshall - Sidoti & Company, LLC - Research Analyst

Okay. On Slide 10, you talk -- you list several sources of synergies from a cost perspective, some of which you'll recognize earlier, some are easy to identify, but can you kind of walk through the plan over the next 3 years, what you kind of expect to hit year 1, year 2, and year 3, kind of what are the easier low hanging fruit pieces, et cetera and what might be the outer years?

Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

Well, I think the long -- I guess, the ones that are going to take the longest and is when looking at the whole supply chain footprint and optimizing, for example, we may want to have certain plants dedicated to certain product lines and other plants not. And so as we look at that footprint of manufacturing, that could be a little bit longer versus the other ones. I think when we talk about other supply chain things, raw material cost savings, SG&A savings, we think those can be more in the front end.

Mary Dean Hall - Quaker Chemical Corporation - CFO, VP and Treasurer

But we do believe, we're going to largely be on track for that run rate of $45 million in synergies as we head into the third year.

Edward Marshall - Sidoti & Company, LLC - Research Analyst

Got it. Is the shares issued? Is that a locked-in share prices today or conversion rate as of today or is that a deal close?

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Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

That is the absolute amount of shares as a percent of shares have locked in.

Mary Dean Hall - Quaker Chemical Corporation - CFO, VP and Treasurer

That percent is locked in. So the 24.5%, right.

Edward Marshall - Sidoti & Company, LLC - Research Analyst

Got it. And then, you mentioned of $80 million divestiture -- $80 million max in revenue for divestiture. I think, could do -- is there a breakup fee associated with that if you choose to go that way?

Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

No. There is no breakup fee. Basically, the only (inaudible) of the transaction is the $80 million and if takes longer than 12 months to get approval. But obviously, we're not doing this because we think we're going to hit that. So we're confident this is going to close on time, everything we know is on a lot of analysis around this and we're confident this is going to happen.

Edward Marshall - Sidoti & Company, LLC - Research Analyst

How big is your D.A. Stuart piece now, just out of curiosity?

Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

I don't know what that means.

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Edward Marshall - Sidoti & Company, LLC - Research Analyst

The D.A. Stuart acquisition that you bought from Houghton, when they tried to acquire that business...

Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

I don't have that information currently. You mean how much was D.A. Stuart at the time they acquired them?

Edward Marshall - Sidoti & Company, LLC - Research Analyst

No. Your piece of D.A. Stuart that you acquired, I think the transaction was -- I'm curious, how large that has gotten as of today?

Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

That's -- I'll say -- I'll put it this way, at the time of the acquisition, it was roughly $6 million and it's grown somewhat from then, but that gives you an order of magnitude.

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Operator

Ladies and gentleman, we have come to the end of our time allowed for questions. I'll turn the floor back to Mr. Barry for any final remarks.

Michael F. Barry - Quaker Chemical Corporation - Chairman of the Board, CEO and President

Okay. Well, thank you. I appreciate that everybody is being here today. This is a very exciting day for our company, and thanks for your interest. If you have any more questions concerning the -- what we're doing here with the combination of our two great companies, I'd appreciate if you can give either myself or Mary a call. And other than that, we'll be talking at the end of the first quarter in late April or early May for our first quarter results. Thank you very much.

Operator

Thank you. This concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.

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ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed transaction, the Company will file a proxy statement with the Securities and Exchange Commission.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THIS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the proxy statement, once available, and of the Company’s other filings with the Commission may also be obtained from the Company by directing a request to:  Victoria K. Gehris, Investor Relations, 610.832.4246.

The Company and its directors, executive officers and other members of its management may solicit proxies from its shareholders in favor of the transaction. Information concerning such persons who may be considered participants in the solicitation of the Company’s shareholders under the rules of the Commission will be set forth in the definitive proxy statement to be filed by the Company with the Commission in connection with the transaction.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, future terrorist attacks and other acts of violence. Other factors, including those related to the transaction, could also adversely affect us including, but not limited to:

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•	the risk that the Company shareholders may not approve the issuance of certain consideration for the proposed transaction;
•	the risk that a required regulatory approval will not be obtained or is subject to conditions that are not anticipated or acceptable to us;
•	the potential for regulatory authorities to require divestitures in connection with the proposed transaction, which would result in a smaller than anticipated combined business;
•	the risk that a closing condition to the proposed transaction may not be satisfied in a timely manner;
•	risks associated with the financing of the transaction;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement;
•	potential adverse effects on the Company’s business, properties or operations caused by the implementation of the transaction;
•	The Company’s ability to promptly, efficiently and effectively integrate Houghton’s operations into those of the Company; and
•	risks related to disruption of management time from ongoing business operations due to the proposed transaction; and,
•	the outcome of any legal proceedings that may be instituted against the companies following announcement of the merger agreement and transactions contemplated therein.

Therefore, we caution you not to place undue reliance on our forward-looking statements.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our 2016 Form 10-K, and in our subsequent quarterly and other reports filed from time to time with the Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this report. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason

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